Exhibit 23.2


The Board of Directors
Philadelphia Suburban Corporation:


We consent to incorporation by reference in this Registration Statement on Form S-3 of Philadelphia Suburban Corporation of our report dated February 3, 1997, relating to the consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1996 which report is incorporated by reference in the December 31, 1996 Annual Report of Form 10-K of Philadelphia Suburban Corporation.

We also consent to the reference to our firm under the heading "Independent Accountants and Counsel" appearing elsewhere herein.


Philadelphia, Pennsylvania
December 12, 1997